Exhibit 21.1

CenterState Banks of Florida, Inc.

Form 10-K

For Fiscal Year Ended December 31, 2008

Subsidiaries of Registrant

CenterState Bank Central Florida National Association,

organized under the laws of the United States

CenterState Bank National Association, organized under

the laws of the United States

CenterState Bank of Florida National Association,

organized under the laws of the United States

Valrico State Bank, organized under the laws of the State

of Florida